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                                                                    EXHIBIT 99.1

NeXstar Pharmaceuticals, Inc.
3035 Center Green Drive
Boulder, Colorado 80301


Contacts:
---------

Anna Sussman
Manager, Investor Relations
(303) 546-7875

Katy Doherty
Manager, Corporate Communications
(303) 546-7889


                GILEAD SCIENCES AND NEXSTAR PHARMACEUTICALS TO MERGE

             Creates biopharmaceutical company with worldwide presence Establishes significant infectious disease and oncology product franchise
             Capitalizes on extensive strategic and financial benefits

FOSTER CITY, CA, AND BOULDER, CO, MARCH 1, 1999 - Gilead Sciences, Inc. (Nasdaq:
GILD) and NeXstar Pharmaceuticals, Inc. (Nasdaq: NXTR) today announced a definitive agreement whereby Gilead will acquire NeXstar in an all-stock, tax-free pooling-of-interests transaction. Under the terms of the agreement, NeXstar stockholders will receive 0.425 of a share of Gilead for each share of NeXstar, subject to adjustment based on the trading range of Gilead stock prior to completion of the merger.

"The merger of Gilead and NeXstar accelerates the formation of a global organization to discover, develop and commercialize novel products that treat infectious diseases and cancer," said John C. Martin, Ph.D., President and Chief Executive Officer of Gilead Sciences, Inc. "The combined company will have three commercial products with total annual revenue of over $100 million, a strong pipeline, and the international infrastructure to introduce a number of important near-term products. Gilead and NeXstar share a commitment to inventiveness and to the delivery of advanced treatments for the most challenging human diseases," Dr. Martin added.

"We are pleased to be joining forces with Gilead Sciences," said Larry M. Gold, Ph.D., Chairman and Chief Scientific Officer of NeXstar Pharmaceuticals. "The combined company will benefit from



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its many complementary programs and shared entrepreneurial spirit."

Gilead and NeXstar are both technology-focused, commercially-driven biopharmaceutical companies. Both firms have built specialty sales forces and have launched proprietary therapeutics. The new company, which will use the name Gilead Sciences, Inc., will have a broad-based portfolio of anti-infective and oncology products, including three approved products and seven candidates in clinical development.

COMBINED COMPANY TO HAVE THREE MARKETED PRODUCTS

The three currently marketed products are AmBisome-Registered Trademark- (liposomal amphotericin B), an injectable treatment for serious fungal infections; DaunoXome-Registered Trademark- (daunorubicin citrate liposome injection), an anticancer agent approved for the treatment of Kaposi's Sarcoma in people with AIDS; and VISTIDE-Registered Trademark- (cidofovir injection), an antiviral agent used to treat cytomegalovirus (CMV) retinitis in people with AIDS.

NEXSTAR'S INTERNATIONAL BUSINESS TO EXPAND GILEAD'S REACH

NeXstar has built an international development and commercialization team of 135 people in Europe and Australia, focusing on the distribution, marketing and sales of AmBisome and DaunoXome. This organization is similar in design to one that Gilead had planned to build beginning this year. NeXstar's international organization is well positioned to launch Gilead's products for HIV and HBV in Europe and Australia.

"NeXstar's international organization is particularly attractive to Gilead because of its efficient size, specialty focus and track record of market leadership," John Martin said. "As part of Gilead, the 135 people in NeXstar's international business will accelerate Gilead's readiness to introduce PREVEON-Registered Trademark- (adefovir dipivoxil) for HIV."

SEVEN PRODUCT CANDIDATES IN DEVELOPMENT

Two development-stage products, Gilead's PREVEON for the potential treatment of HIV and GS 4104 for the potential treatment of viral influenza, will be submitted in 1999 to the U.S. Food and Drug Administration for marketing approval. Gilead and F. Hoffmann-La Roche Ltd. are jointly developing GS 4104.

Additional candidates in human testing include Gilead's adefovir dipivoxil for hepatitis B virus infection, which will begin a multinational program of Phase III studies shortly and PMPA, which is in Phase II studies for the treatment of HIV. NeXstar's currently approved product, DaunoXome, is in development for the potential treatment of leukemia and lymphoma. NeXstar's pipeline includes:
MiKasome-Registered Trademark- (liposomal amikacin), a liposomal formulation of the antibiotic amikacin in development for complicated


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bacterial infections, particularly those that are non-responsive to traditional antibiotics; NX 1838 for age-related macular degeneration; and NX 211, a liposomal formulation of the anti-cancer drug lurtotecan in development under exclusive license from Glaxo Wellcome.

COMMITMENT TO TECHNOLOGY-DRIVEN RESEARCH AND DEVELOPMENT

The merger of Gilead and NeXstar will bring together two innovative research and development programs, focused on the discovery and development of product candidates for the treatment of serious diseases including infectious diseases and cancer. The research and development activities will be based at four sites:
Foster City, California; Boulder, Colorado; San Dimas, California; and Cambridge, England.

Immediately following the merger, the Gilead and NeXstar senior management teams will work closely together to ensure efficient and optimal integration of the two companies. The five members of the NeXstar Management Committee will join the Gilead Operating Group.

TRANSACTION TERMS AND CONDITIONS

Under the terms of the merger agreement, Gilead will exchange 0.425 of a share of Gilead stock for each share of NeXstar stock. The fixed exchange ratio of
0.425 is applicable for a range of Gilead stock prices from $36.47 to $45.88 per share, based on the average closing price over the period of 20 trading days ending on the third trading day prior to the NeXstar stockholder meeting. If the Gilead average closing price over this period exceeds $45.88 per share, then the exchange ratio would adjust to provide a fixed value to NeXstar stockholders of $19.50 per share until Gilead's average closing price reaches or exceeds $51.50, at which point the exchange ratio fixes at 0.379. If the Gilead average closing price over this period is less than $36.47 per share, then the exchange ratio would adjust to provide a fixed value to NeXstar's stockholders of $15.50 per share to a minimum Gilead average closing price of $31.00 per share, at which point the exchange ratio fixes at 0.500.

Based on the average closing Gilead stock price for the 20-day period ending February 26, 1999 of $41.13, NeXstar stockholders would receive $17.48 in value for each share of NeXstar stock. At this NeXstar price, the total valuation of the transaction would be approximately $550 million, including outstanding options and convertible debentures and adjusting for net debt. The transaction is expected to be accretive to Gilead's earnings beginning in 1999.

The transaction is subject to approval of the stockholders of Gilead and NeXstar, and clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to be completed by early summer. J.P. Morgan & Co. is acting as Gilead Sciences'


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financial advisor; Morgan Stanley & Co. Incorporated is representing NeXstar
Pharmaceuticals.

Previously, NeXstar announced a potential spin-off of its research programs, which if completed would have created a new company to be known as Iterex Technologies, Inc. Pending the completion of the Gilead and NeXstar merger, this research spin-off will not occur and NeXstar's research programs will remain part of the new company.

NEXSTAR PHARMACEUTICALS

NeXstar Pharmaceuticals, Inc., headquartered in Boulder, Colorado, is engaged in the discovery, development, manufacture and commercialization of products to treat serious and life-threatening illnesses. NeXstar maintains additional research, development, and manufacturing facilities in San Dimas, CA, and marketing subsidiaries worldwide.

GILEAD SCIENCES

Gilead Sciences is an independent biopharmaceutical company that seeks to provide accelerated solutions for patients and the people who care for them. The Company discovers, develops and commercializes proprietary therapeutics for important viral diseases, including a currently marketed product for the treatment of CMV retinitis, a sight-threatening viral infection in patients with AIDS. In addition, the Company is developing products to treat diseases caused by HIV, hepatitis B virus and influenza virus. Gilead common stock is traded on The Nasdaq Stock Market under the symbol GILD.

This press release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Statements in this press release relating to the consummation of the contemplated merger are subject to the possibility that one or more of the conditions to the closing of the contemplated merger might not be satisfied, including the possibility that required regulatory approvals will not be obtained or that the stockholders of NeXstar or Gilead will not approve the merger. In addition, statements in this press release relating to the expected benefits of the contemplated merger are subject to the risk that expected synergies will not be achieved and that the operations, products and employees of Gilead and NeXstar will not be integrated successfully, and to the general risks associated with the respective businesses of Gilead and NeXstar as described in the reports and other documents filed by each of them with the Securities and Exchange Commission. Neither Gilead nor NeXstar is obligated to update any forward-looking statement or other statement included in this press release. Further information regarding the contemplated merger and regarding Gilead and NeXstar will be set forth in Gilead's and NeXstar's Proxy


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Statement and Gilead's Registration Statement on Form S-4 relating to the contemplated merger.

# # #

Additional contacts:
Gilead Sciences, Inc.                        NeXstar Pharmaceuticals, Inc.
John Martin                                  Lawrence Gold
President and                                Chairman of the Board
Chief Executive Officer                      and Chief Scientific Officer
(650) 574-3000                               (303) 444-5893

Mark Perry                                   Michael Hart
Senior Vice President and                    Vice President and
Chief Financial Officer                      Chief Financial Officer
(650) 574-3000                               (303) 444-5893


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